Enesco Group, Inc. Reports Fourth Quarter and Full Year 2003 Results

    ITASCA, Ill.--(BUSINESS WIRE)--Feb. 25, 2004--

   Success of new product lines and strategic partnerships continue to drive positive trends in revenue and earnings

    Enesco Group, Inc. (NYSE:ENC), a leader in the gift, collectible and home decor industries, today reported results for the fourth quarter and year ended December 31, 2003.

    Fourth Quarter Highlights

    -- Revenue grew 11 percent to $70.3 million, compared to Q4 2002 revenue of $63.4 million.

    -- Gross profit margin improved 5.8 percentage points to 49.7 percent from 43.9 percent in Q4 2002.

    -- Operating profit of $9.3 million increased 67 percent compared to the same quarter last year.

    Financial Results - Fourth Quarter 2003

    For the fourth quarter of 2003, Enesco reported total revenue of $70.3 million, an increase of 11 percent over revenue of $63.4 million for the fourth quarter of 2002. This marks the second consecutive quarter of revenue expansion for the Company and includes $3.0 million associated with the Bilston & Battersea acquisition, as well as a $3.0 million favorable impact from changes in foreign currency translation rates. Excluding the currency translation impact and the acquisition, revenue from International operations increased by 6 percent and revenue from U.S. operations stabilized year-over-year.
    Enesco realized gross profit of $35.0 million, which represents a 26 percent increase from the fourth quarter of 2002. The increase this quarter was largely attributable to the success of newly introduced, higher-margin product lines, the continued rationalization of customers and products, and lower royalty costs negotiated with certain licensors. The Bilston & Battersea acquisition and the changes in currency translation rates also favorably impacted gross margin for the quarter.
    Operating expenses were $25.7 million, increasing modestly to 36.5 percent of revenue versus 35.1 percent during the same period in the prior year. This included $0.7 million of Bilston & Battersea expenses and $0.9 million related to currency translation rate impacts. Continued cost control and margin improvement drove operating profit of $9.3 million for the fourth quarter of 2003, an increase of 67 percent over the same period a year ago.
    Net income for the quarter of $13.3 million included a $6.8 million benefit related to the adjustment of prior year income tax accruals. A similar adjustment of $12.9 million was recorded in the fourth quarter of 2002, leading to a net income of $15.9 million. Earnings per diluted share for the quarter was $0.90 versus $1.12 per diluted share in the fourth quarter of 2002.

    Full Year 2003 Highlights

    -- In light of ongoing customer and product rationalization, revenue for the year was $249.1 million compared to revenue of $253.8 million last year.

    -- Successful new product introductions drove a gross profit margin improvement of 2.9 percentage points to end the year at
        45.1 percent of sales.

    -- Operating profit of $15.9 million increased 16 percent when compared to $13.8 million last year.

    Financial Results - Full Year 2003

    For 2003, Enesco reported total revenue of $249.1 million, a decline of less than 2 percent when compared to revenue of $253.8 million for 2002. This year's revenue stabilization significantly reduces the declining trend of the past six years. Included in total revenue was $6.9 million from the Bilston & Battersea acquisition and $8.7 million due to changes in foreign currency translation rates. Total revenue for the year was significantly impacted by a weak first quarter in U.S. sales, which was partially offset by improvements in the third and fourth quarters.
    Gross profit of $112.2 million was $5.1 million, or 5 percent higher than the prior year's $107 million. The introduction and success of new higher-margin product lines this year significantly contributed to this increase. The Bilston & Battersea acquisition, changes in foreign currency translation rates, and the continued rationalization of customers and products also drove margins higher for the year.
    Operating expenses for the year were $96.3 million, compared to $93.3 million in 2002. While continued cost control efforts resulted in a $1.8 million reduction in expenses for the year, these reductions were offset by $1.9 million of Bilston & Battersea expenses and $2.9 million related to currency translation, resulting in an overall increase of 3 percent compared to 2002. Operating profit of $15.9 million for 2003 improved 16 percent from $13.8 million in the prior year, due to favorable gross profit performance and continued expense control.
    Net income for the year of $17.3 million, included a $6.8 million benefit related to the adjustment of prior year income tax accruals. The Company experienced a net loss for 2002 of $8.4 million, which included a $12.9 million benefit related to the adjustment of prior year income tax accruals and a $29.0 million charge related to the cumulative effect of a change in accounting principle. Earnings per diluted share for the year was $1.23 versus a loss of $0.60 per diluted share in 2002.
    "Our operating improvements accelerated during the second half of the year, and we entered 2004 with considerable momentum," said Dan DalleMolle, president and CEO of Enesco. "Our rigorous focus on customer, product, and distributor rationalization is clearly paying off. We remain focused on controlling costs while enhancing growth through internal product development as well as through strategic alliances and acquisitions to increase Enesco's global presence going forward. We expect the combination of these factors to continue to drive our return on assets and maximize shareholder value."
    A conference call will be broadcast live on Thursday, February 26, 2004, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.enesco.com and http://www.streetevents.com. An online replay also will be available approximately one hour after the call.
    To listen to the Webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, where you can download RealPlayer for free.
    For a phone replay, call 800-642-1687. Passcode: 5050378. The replay will be available for one week following the call.

    About Enesco Group, Inc.

    Enesco Group, Inc. is a world leader in the gift, collectible and home decor industries. Serving more than 40,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home decor boutiques as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in Europe, Australia, Mexico, Asia and the Pacific Rim. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco's international distribution network leads the industry. The Company's product lines include some of the world's most recognizable brands, including Precious Moments, Walt Disney Classics Collection, Nickelodeon, Heartwood Creek, Halycon Days, Lilliput Lane, and Border Fine Arts, among others. Further information is available on the Company's web site at www.enesco.com.

    This press release contains various forward-looking statements that are based on management's current assumptions and beliefs and upon information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "anticipates," "could," "estimates," "plans," and "believes," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited: the Company's success in developing new products and consumer reaction to the Company's new products; the Company's ability to secure, maintain and renew popular licenses, particularly our licenses for Precious Moments, Cherished Teddies, and Disney; the Company's ability to grow revenues in mass and niche market channels; the Company's ability to identify and close on strategic acquisitions; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war.
    In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company's reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

                          ENESCO GROUP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
       Fourth Quarter and Year Ended December 31, 2003 and 2002
               (In thousands, except per share amounts)

                     Fourth Quarter                    Year
             --------------------------- -----------------------------
                  2003     2002  %Change      2003       2002  %Change
                  ----     ----  -------      ----       ----  -------

Net revenues     $70,270  $63,379   11%     $249,059   $253,788   -2%

Cost of sales     35,312   35,587   -1%      136,844    146,696   -7%
                -------- --------          ---------  ---------
Gross profit      34,958   27,792   26%      112,215    107,092    5%

Gross Profit %     49.7%    43.9%              45.1%      42.2%

Selling, distribution,
 general and
 administrative
 expense          25,679   22,220   16%       96,299     93,322    3%
                -------- --------          ---------  ---------
Operating profit   9,279    5,572   67%       15,916     13,770   16%

  Interest expense  (146)    (242)              (787)      (747)
  Interest income     65       72                537        286
  Other income
  (expense), net    (360)    (423)            (1,334)    (1,533)
                -------- --------          ---------  ---------
Income before income taxes
 and cumulative effect of
 a change in accounting
 principle         8,838    4,979             14,332     11,776

Income tax
 benefit (1)      (4,464) (10,903)            (2,950)    (8,897)

                -------- --------          ---------  ---------
Income before cumulative
 effect of a change in
 accounting
 principle        13,302   15,882  -16%       17,282     20,673  -16%

Cumulative effect of a
 change in accounting
 principle, net of
 income taxes (2)      -        -                  -    (29,031)
                -------- --------          ---------  ---------
Net income
 (loss)          $13,302  $15,882  -16%      $17,282    $(8,358)n/m(3)
                ======== ========          =========  =========

Earnings (loss) per share:

  Income before cumulative
   effect of a change in
   accounting principle

          Basic    $0.94    $1.14              $1.23      $1.49
          Diluted  $0.90    $1.12              $1.20      $1.47

  Basic and diluted
   cumulative effect of a
   change in accounting
   principle, net of
   income taxes    $0.00    $0.00              $0.00     ($2.09)

Net income (loss):
          Basic    $0.94    $1.14              $1.23     ($0.60)
          Diluted  $0.90    $1.12              $1.20     ($0.60)

Average basic shares
 outstanding      14,122   13,899             14,028     13,854
Average diluted shares
 outstanding      14,779   14,167             14,444     14,110


(1) Provisions for income taxes includes a $6.8 million benefit for the fourth quarter of 2003, and a $12.9 million benefit for the fourth quarter of 2002 related primarily to prior year tax accruals which were no longer required.

(2) Amortization of goodwill ceased after 2001, per FAS 142. In 2002, goodwill impairment is recorded as the cumulative effect of a change in accounting principle in accordance with FAS 142.

(3) n/m = not meaningful


                          ENESCO GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


ASSETS
                                                       December 31,
                                                    ------------------
                                                        2003     2002
                                                    ------------------
Current Assets:
Cash and equivalents                                 $10,645  $17,418
Accounts receivable, net                              65,190   54,347
Inventories                                           60,820   48,334
Other current assets                                   9,260   10,077
                                                    ------------------
Total current assets                                 145,915  130,176

Property, plant and equipment, net                    28,341   26,229

Other assets                                          28,212   23,380
                                                    ------------------
Total assets                                        $202,468 $179,785
                                                    ==================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes and loans payable                               $2,858       $-
Accounts payable                                      21,723   18,395
Federal, state and foreign income taxes                7,375   15,416
Total accrued expenses                                19,609   20,266
                                                    ------------------
Total current liabilities                             51,565   54,077

Total long-term liabilities                            3,551    3,795

Minority interest                                        114        -

Total shareholders' equity                           147,238  121,913
                                                    ------------------
Total liabilities and shareholders' equity          $202,468 $179,785
                                                    ==================

    CONTACT: Enesco Group, Inc.
             Tom Bradley (Investors), 630-875-5990
             jgadzins@enesco.com
             or
             Donna Shaults (Media), 630-875-5464
             dshaults@enesco.com